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                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

                                 EXHIBIT NO. 21
                         SUBSIDIARIES OF THE REGISTRANT


                                               State or Country   Percent Voting
              Subsidiary                       of Incorporation     Stock Owned
              ----------                       ----------------     -----------

Briggs & Stratton AG                              Switzerland         100%

Briggs & Stratton Australia Pty. Limited          Australia           100%

Briggs & Stratton Austria GmbH                    Austria             100%

Briggs & Stratton Canada Inc.                     Canada              100%

Briggs & Stratton Czech Republic s.r.o.           Czech Republic      100%

Briggs & Stratton France, S.A.R.L.                France              100%

Briggs & Stratton Germany GmbH                    Germany             100%

Briggs & Stratton International, Inc.             Wisconsin           100%

Briggs & Stratton International Sales Corp.       Virgin Islands      100%

Briggs & Stratton Mexico S.A. de C.V.             Mexico              100%

Briggs & Stratton Netherlands B.V.                Netherlands         100%

Briggs & Stratton New Zealand Limited             New Zealand         100%

Briggs & Stratton Sweden AB                       Sweden              100%

Briggs & Stratton U.K. Limited                    United Kingdom      100%

Briggs & Stratton Daihatsu, Inc.                  Wisconsin           100%

Future Parkland Development, Inc.                 Wisconsin           100%